Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”), is executed and entered into on the 10th day of June, 2008 (the “Transition Date”) by and between MDRNA, Inc. (the “Company”), a Delaware corporation formerly known as Nastech Pharmaceutical Company Inc., having offices at 3450 Monte Villa Parkway, Bothell, Washington, and Steven C. Quay, M.D., Ph.D. (“Executive”). This agreement shall be effective as and to the extent specified in Section 1 hereof.
W I T N E S S E T H:
     WHEREAS, the Company and Executive have executed and entered into a number of prior employment agreements, including an agreement dated December 16, 2005 (the “December 2005 Agreement”), which specifies an employment term scheduled to end at the close of business on December 31, 2009; and
     WHEREAS, the Company and Executive desire to extend and modify the employment relationship between them prospectively as set forth herein;
     NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and Executive agree as follows:
     1. Application and Effectiveness of Agreements. This Agreement shall govern (i) the employment relationship between the Company and Executive from and after the Transition Date and (ii) other matters as set forth herein. Nevertheless, to the extent their provisions concern matters not addressed in this Agreement, the December 2005 Agreement and, as applicable, prior agreements between the Company and Executive shall continue to govern the employment of Executive by the Company prior to the Transition Date and matters directly relating to such employment prior to the Transition Date. Without limiting the foregoing, the prior agreements shall continue to govern the continued vesting and effectiveness, after the Transition Date, of stock options for, and restricted shares of, Company stock granted to Executive under those prior agreements.
     2. Employment; Responsibilities and Authority; Board Designees; Outside Activities
          (a) Subject to the terms and conditions of this Agreement, the Company shall continue to employ Executive after the Transition Date and during the Employment Period (as defined in Section 3, below); and Executive shall have the positions and titles of Chairman of the Board of Directors of the Company (the “Board”), Chairman of the Company’s Science Advisory Board, and Chief Scientific Officer of the Company. In these positions, Executive (i) shall perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Board shall from time to time reasonably direct and (ii) shall have general and strategic charge and oversight of the scientific direction of the Company, including its research and development initiatives and activities, subject to the authority and control of the Board. All scientific and research personnel employed by the Company shall report to Executive. Until the appointment by the Company of an executive as chief executive officer, Executive shall also hold the title of, and act as, Chief Executive Officer. Executive agrees he shall resign such title upon the Company’s appointment of another individual as chief executive officer.
          (b) During the Employment Period, the Company shall: (i) continue to take such actions as may be necessary to cause the nomination and recommendation of Executive for election as a director and as Chairman of the Board and (ii) use all best efforts to cause Executive to be elected to and retained in those positions. Following termination of Executive’s employment, at such time as Executive should own fewer than 400,000 shares of stock of the Company, Executive shall resign from the Board and shall be deemed immediately for all purposes to have resigned from the Board.
          (c) Subject to the terms and conditions of this Agreement, Executive hereby accepts such employment and agrees to devote his full time and best efforts to the duties provided herein, subject to the further provisions and limited exception set forth below in Section 2(d).
          (d) Pursuant to Section 2(c) of the December 2005 Agreement and prior agreements, the Executive could engage in certain business, research, professional, and other activities unrelated to the Company (collectively, “Other Activities”), during his employment. All intellectual property arising from Other Activities not currently owned by the Company is referred to as “Other IP”. The Company and Executive hereby agree that, during the Employment Period, the Executive shall not pursue any areas of research or development activities except solely for the Company and that any inventions and developments made by him during the Employment Period are and shall be owned solely by the Company. This Section 2(d) governs the disposition of Other IP.
          (i) Other IP that is not medical/health science in nature shall be owned by Executive. The Executive shall not devote more than relatively de minimis time or efforts to such Other IP with the objective, in any such time and efforts, of arranging for the licensing, further development, and exploitation of such Other IP by others, with all net profits with respect thereto the property of Executive.
          (ii) Other IP that is medical/health science in nature shall be divided into two categories in accordance with the procedures stated in clause (iii) below:
     (a) The first category is Other IP that is medical/health science in nature and which is within the Business of the Company. Such Other IP shall be owned by and developed solely by the Company for the Company’s benefit.
     (b) The second category is Other IP that is medical/health science in nature and which is not within the Business of the Company. Such Other IP shall be owned by Executive. The Executive shall not devote more than relatively de minimis time or efforts to such Other IP with the objective, in any such time and efforts, of arranging for the licensing, further development, and exploitation of such Other IP by others, provided that if net profits are realized by Executive (after all associated costs and expenses accrued, paid, or incurred have been recovered and any on-going costs and expenses covered) from such licensing or similar arrangements as to such Other IP, such net profits will be divided as follows: 60% to Executive and 40% to the Company; provided further that if (x) the Company terminates the employment of Executive prior to December 31, 2013 without Cause (as defined below), (y) Executive terminates his employment prior to December 31, 2013 for Good Reason (as defined below), or (z) a Change in Control as stated in Section 21 takes place, such net profits will thereafter be divided as follows: 100% to Executive and 0% to the Company or its successor.
               (iii) All determinations whether Other IP is (a) not medical/health science in nature, (b) medical/health science in nature, and (c) if medical/health science in nature, within or without the Business of the Company, shall be made by the IP Panel (as defined below) in good faith. Executive shall disclose to the IP Panel all Other IP, and the IP Panel shall then make a prompt determination whether such Other IP is medical/health science in nature, and within or without the Business of the Company. The “IP Panel” shall mean a panel composed of Executive, the Lead Independent Director of the Board, and a director chosen by the Lead Independent Director following consultation with the Executive. The Company and the Executive acknowledge that all inventions and developments made by Executive prior to the commencement of his employment by the Company on August 9, 2000 are the sole property of Executive (“Prior IP”). At the request of the Executive, from time to time the IP Panel will confirm whether specified intellectual property constitutes Prior IP. The IP Panel is not a committee of the board of directors nor a corporate governance mechanism but simply a mechanism created by this Agreement. The determinations of the IP Panel shall be final and non-appealable.
          (e) For purposes of the foregoing, the “Business of the Company,” from time to time means the Company’s business as is described in Part I, Item 1 (“Description of Business”) of the Company’s then most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission and the Company’s intended business(es) as determined by the Board or the IP Panel as applicable; and the term “Subsidiary” means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company.
     3. Term; Employment Period. The “Employment Period” under this Agreement shall commence on the Transition Date and shall terminate at the close of business on December 31, 2013 unless it is (a) extended by written agreement between the parties or by continuing employment of Executive by the Company as provided in the following sentence or (b) earlier terminated pursuant to Section 11 hereof. If Executive shall remain in substantially full-time employment by the Company beyond what would otherwise be the end of the Employment Period without any further written agreement between the parties as to such employment, the Employment Period shall be deemed to continue on a month-to-month basis and either party shall have the right to terminate Executive’s employment hereunder at the end of any ensuing calendar month on written notice of at least 30 days.
     4. Salary. For services rendered to the Company during the Employment Period, the Company shall compensate Executive with a base salary, payable in bi-weekly installments, which shall be $500,000 per annum for the period from the Transition Date through the end of calendar year 2008 and which shall be increased by up to five percent (5%) effective on January 1 of each calendar year beginning with 2009 during the Employment Period, with the actual amount of such increase to be determined by the Board or the Compensation Committee in good faith prior to the beginning of each such calendar year.

     5. Incentive Cash Compensation
          (a) For the Company’s fiscal year that began on January 1, 2008, Executive shall receive incentive cash compensation for the period up to and including June 9, 2008 as and to the extent provided for such prorated year in the December 2005 Agreement as if that agreement remained in effect in all respects. For the remainder of the Company’s fiscal year that began on January 1, 2008 and Company’s subsequent fiscal years or portions thereof during the remainder of the Employment Period, Executive shall be eligible to receive incentive cash compensation of up to fifty percent (50%) of Executive’s base salary for such year, as determined by the Board or the Compensation Committee based on their good faith assessment of Executive’s performance in such year in relation to the actual needs of the Company in such year and in relation to any performance areas and/or performance targets as shall have been determined by the Board or the Compensation Committee after consultation with Executive as described below, provided, however, that the Executive and the Company acknowledge that the amount actually paid to the Executive pursuant to this Section 5 for any fiscal year or portion thereof may be nil, or may be more or less than said targeted amount.
          (b) The Company and Executive shall periodically discuss and attempt in good faith to agree upon performance criteria for determination of the incentive cash compensation that will be payable to Executive with respect to each fiscal year of the Company, or portion thereof, beginning on or after June 10, 2008. To the extent possible, such agreement shall be made, as to each such period, prior to the end of the second month following such period.
          (c) As soon as practical, and in any event no later than ninety (90) days, after the end of each fiscal year of the Company, the Compensation Committee or the Board, in consultation with Executive, shall determine, reasonably and in good faith, the amount of incentive cash compensation for Executive for such year and shall cause such amount to be paid to Executive forthwith. If unforeseen developments shall have occurred that made any performance areas and/or performance targets previously determined unachievable, infeasible, or inadvisable — and therefore inappropriate as a measure of the performance of Executive — the Compensation Committee or the Board shall consider in good faith the extent to which the incentive cash compensation shall nevertheless be paid to Executive based on his performance.
          (d) Except as otherwise provided herein or in a future agreement between Executive and the Company, for any fiscal year that begins before, but ends after, the end of the Employment Period, a pro-rated annual bonus shall be payable to Executive based on the portion of such fiscal year that shall have elapsed to the end of the Employment Period, the methodology referred to above, and the reasonable, good faith determination of the Compensation Committee or the Board of Executive’s performance during such period.
     6. New Stock Options. As further compensation, and in addition to the stock options and restricted shares that have been granted to Executive under prior agreements with the Company (which are not affected by this Agreement, remain outstanding, and, to the extent not vested as of the Transition Date, shall continue to vest and become exercisable in accordance with their terms after the Transition Date), the Company hereby grants to Executive, as incentive compensation for service on and after the Transition Date, new options to purchase additional shares of common stock of the Company (the “New Options”) as follows:

          (a) All of the New Options are granted on the Transition Date and have a term of 10 years, running from the Transition Date.
          (b) Among the New Options, options for the maximum permissible number of shares are Incentive Stock Options (“ISOs”) for purposes of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (together, the “Tax Laws”). Those ISOs are among the New Options referred to as vesting in each of the five installments provided for in Section 6(d), below, with the numbers of shares for which such ISOs in each of those installments will be exercisable having been determined in such a manner as to maximize the total number of shares as to which such tax advantaged treatment is available; and the ISOs shall vest and become first exerciseable at the times and under the conditions for each such installment, respectively. The remainder of the New Options in each of the five installments are non-statutory stock options.
          (c) The exercise prices of the New Options included in each of the five installments provided for in Section 6(d) below and the numbers of shares that may be purchased upon exercise of such New Options (i) are set forth in the respective sub-paragraphs of Section 6(d) and (ii) will be subject to the anti-dilution adjustments provided for by the option granting documents.
          (d) The New Options, in the aggregate, grant the right to purchase a total of One Million Seven Hundred Thousand (1,700,000) shares of common stock of the Company (subject to potential adjustments as provided for above), and they shall vest and become exerciseable as follows (or as expressly stated elsewhere in this Agreement in the event of certain circumstances and events provided for herein):
-	New Options for Four Hundred Twenty Thousand (420,000) shares (some of which are ISOs and some of which are non-statutory stock options, as provided above) will vest and become exercisable on June 10, 2009 and all of those New Options have a per-share exercise price equal to the fair market value of a share of the Company’s stock on the Transition Date (the “Execution Strike Price”);

-	New Options for 105,000 shares (some of which are ISOs and some of which are non-statutory stock options, as provided above) shall vest and become exercisable on each of September 10, 2009, December 10, 2009, March 10, 2010 and June 10, 2010 (for an aggregate 420,000 options during such period) at the Execution Strike Price plus $1.00, if Executive’s employment by the Company or by an affiliate of the Company continues on such date; and

-	New Options for 105,000 shares (some of which are ISOs and some of which are non-statutory stock options, as provided above) shall vest and become exercisable on each of September 10, 2010, December 10, 2010, March 10, 2011 and June 10, 2011 (for an aggregate 420,000 options during such period) at the Execution Strike Price plus $2.00, if Executive’s employment by the Company or by an affiliate of the Company continues on such date; and

-	New Options for 55,000 shares (some of which are ISOs and some of which are non-statutory stock options, as provided above) shall vest and become exercisable on each of

September 10, 2011, December 10, 2011, March 10, 2012 and June 10, 2012 (for an aggregate 220,000 options during such period) at the Execution Strike Price plus $3.00, if Executive’s employment by the Company or by an affiliate of the Company continues on such date; and

-	New Options for 55,000 shares (some of which are ISOs and some of which are non-statutory stock options, as provided above) shall vest and become exercisable on each of September 10, 2012, December 10, 2012, March 10, 2013 and June 10, 2013 (for an aggregate 220,000 options during such period) at the Execution Strike Price plus $4.00, if Executive’s employment by the Company or by an affiliate of the Company continues on such date.
          (e) The New Options that are non-statutory stock options are transferable by Executive to members of his immediate family or to a trust for the benefit of Executive and/or member(s) of his immediate family and/or to a partnership, limited liability company, and/or other entity owned by Executive and/or by member(s) of his immediate family.
          (f) The New Options shall allow Executive the ability (and provide for the cooperation of the Company), if Executive so chooses, among other things: (A) to pay the exercise price for the options via a same-day-sale exercise arrangement and/or (B) to surrender shares (either previously outstanding shares or shares being purchased by exercise of options) to the Company at fair market value for payment of the minimum amount required to satisfy all withholding requirements, and/or (C) to pay all or a part of the exercise price by surrender to the Company, at fair market value, of shares of the Company’s common stock that shall then have been owned for at least six months (or such shorter period as is permissible under applicable law) by Executive and/or by a trust, partnership, limited liability company, or other entity for the benefit of, or owned by, Executive and/or member(s) of his immediate family.
          (g) The shares of Common Stock issuable upon the exercise of the New Options shall be fully vested in the hands of Executive immediately upon such exercise.
     The obligations of the Company in this Section 6 are subject to compliance with applicable law and regulation. Each of the Company and Executive (in the case of the Executive, as requested by the Company and with the Company bearing any associated expense) shall use diligent best efforts at all times to achieve such compliance on a timely basis in accordance with the provisions of this Agreement.
     7. Restricted Shares. No additional restricted shares beyond those issued to Executive under prior agreements shall be issued to Executive pursuant to this Agreement, but the restricted shares provided for in prior agreements between Executive and the Company shall remain outstanding and vested or vesting, as the case may be, in accordance with such prior agreements respectively.
     8. Registration. The Company shall use its best efforts: (a) to cause the shares of Common Stock issuable upon the exercise of the New Options to be registered and qualified for public resale on a registration statement and re-offer prospectus filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and under any applicable state securities laws, within ninety (90) days after the Transition Date;

(b) to maintain in effect all such registrations and qualifications, or substantially similar registrations and qualifications, until Executive and any family member(s) and any entity(ies) related to him shall be free of any and all restrictions on any such sales under the Securities Act and any applicable state securities law(s); and (c) if such effectiveness should lapse or be interrupted before that time, to restore the effectiveness thereof as soon as reasonably possible. These registrations and qualifications are in addition to the registrations and qualifications that may be required as to other securities of the Company that are owned by Executive or that may be issuable pursuant to securities or options heretofore granted or issued to him which other registration and qualification obligations are not amended or waived hereby).
     9. Benefits. During the Employment Period, the Company shall provide or cause to be provided to Executive at least such employee benefits as are provided to other senior officers of the Company. Without limiting the preceding sentence, the benefits provided to Executive shall include at least family medical and dental, disability, and life insurance.
     10. Vacation. Executive shall be entitled to annual vacations in accordance with the Company’s vacation policies in effect from time to time for executive officers of the Company.
     11. Termination
          (a) Executive’s employment by the Company shall be “at will.” In other words, either the Company or Executive may terminate Executive’s employment by the Company at the end of any calendar month, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days’ prior written notice of termination. In addition, Executive’s employment by the Company shall be terminated by his death or disability. Termination of Executive’s employment as provided for herein shall terminate the Employment Period.
          (b) For purposes of this Agreement, in the case of a termination of Executive’s employment hereunder by Executive, the term “Good Reason” shall have the meaning set forth for it below; in the case of a termination of Executive’s employment hereunder by the Company, the term “Cause” shall have the meaning set forth for it below; and the other terms set out below in this Section 11 shall have the meanings provided for them respectively:
               (i) “Good Reason” shall mean (i) any material diminution in the Executive’s authority or role as Chairman of the Board, Chairman of the Company’s Science Advisory Board, and Chief Scientific Officer of the Company; (ii) failure of the Company to pay to the Executive any amounts of base salary and/or incentive cash compensation as provided for in Sections 4 or 5 above, or to honor promptly any of its obligations or commitments regarding stock options or other benefits referred to in Sections 2(b), 6, 7, 8, 9, 10, 14 and/or 16 hereof, or to honor promptly any of its other material obligations hereunder, or under any prior agreement with Executive, to the extent such agreement remains in force; or (iii) a demotion in the Executive’s title (other than the relinquishment of the title “Chief Executive Officer”) or status, provided that, that the Executive must notify the Company of the existence of a Good Reason within 90 days of the initial event giving rise to such Good Reason, and the Company shall have 30 days from the date of such notice to cure such condition and thereby eliminate the Good Reason.

               (ii) “Cause” shall mean: (A) Executive’s willful and repeated failure reasonably to perform his duties hereunder or to comply with any reasonable and proper direction given by the Board if such failure of performance or compliance is not cured within thirty (30) days following receipt by Executive of written notice from the Company containing a description of such failures and non-compliance and a demand for immediate cure thereof; (B) Executive being found guilty in a criminal court of an offense involving moral turpitude; (C) Executive’s commission of any material act of fraud or theft against the Company; or (D) Executive’s material violation of any of the material terms, covenants, representations or warranties contained in this Agreement if such violation is not cured within thirty (30) days following receipt by Executive of written notice from the Company containing a description of the violation and a demand for immediate cure thereof.
          (c) “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
          (d) “Termination Date” shall mean (A) if Executive’s employment is terminated on account of death, the date of death; (B) if Executive’s employment is terminated for Disability, the date that such Disability is established; (C) if Executive’s employment is terminated by the Company or by Executive prior to December 31, 2013, the effective date of the termination as provided in Section 11(a) hereof; or (D) if Executive’s employment expires by its terms, December 31, 2013.
     12. Severance
          (a) Subject to Section 21 hereof, if (i) the Company terminates the employment of Executive prior to December 31, 2013 without Cause, or (ii) Executive terminates his employment prior to December 31, 2013 for Good Reason, then (A) Executive shall be entitled to receive base salary, incentive cash compensation (determined at the maximum annual rate for incentive cash compensation provided for in Section 5 above but on a pro-rated basis for the portion of the fiscal year that shall have elapsed when the termination occurs), pay for accrued but unused vacation time, and reimbursement for expenses pursuant to Sections 13 and 22 hereof through the Termination Date, plus the lesser of (x) the balance of Executive’s specified base salary hereunder to December 31, 2013, and (y) payment of the equivalent of 36 months of Executive’s specified base salary, and (B) notwithstanding the vesting and exercisability provisions otherwise applicable to the New Options and the restrictions applicable to any restricted shares issued to Executive under prior agreements, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable for the remainder of their terms, and any unvested restricted shares issued to Executive under prior agreements shall thereon become immediately and fully vested. The Company shall pay the cash amounts provided for in this paragraph within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs). Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if Executive shall have materially violated the provisions of Section 18, 19, or 20 of this Agreement and such violation is not cured within thirty (30) days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

          (b) Subject to Section 21 hereof, if (A) Executive voluntarily terminates his employment prior to December 31, 2013 other than for Good Reason or (B) Executive’s employment is terminated by the Company prior to December 31, 2013 for Cause, then Executive shall be entitled to receive salary, pay for accrued but unused vacation time, and reimbursement of expenses pursuant to Sections 13 and 22 hereof through the Termination Date only; vesting of the New Options and of any unvested restricted shares issued to Executive under prior agreements shall cease on such Termination Date; any then un-vested New Options shall terminate (with the then-vested New Options and then-vested options issued pursuant to prior agreements remaining vested and exerciseable for the remainder of their respective terms); and this occurrence may be a triggering event for purposes of the Forfeiture/Repurchase Right as to any then unvested restricted shares issued to Executive under prior employment agreements. The Company shall pay the cash amounts provided for in this paragraph within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that pay for accrued but unused vacation time shall be paid as soon as practicable following such termination, and that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any other cash amounts provided for in this paragraph, the Company shall pay such cash amounts within thirty (30) days after the date of such termination (but no later than the end of the calendar year in which such termination occurs).
          (c) Subject to Section 21 hereof, if Executive’s employment is terminated prior to December 31, 2013 due to death or Disability, Executive (or his estate or legal representative as the case may be) shall be entitled to receive (i) salary, reimbursement of expenses pursuant to Sections 13 and 22 hereof, and pay for any unused vacation time accrued through the Termination Date; (ii) a pro-rated amount of incentive cash compensation for the fiscal year in which the Termination Date occurs (at the maximum annual rate for incentive cash compensation provided for in Section 5 above but on a pro-rated basis for the elapsed portion of the fiscal year prior to the Termination Date); and (iii) a lump sum equal to base salary at the rate in effect on the date of such termination for the lesser of (a) twelve (12) months and (b) the amount of time remaining from the Termination Date through December 31, 2013. In such case, vesting of the New Options and any then-unvested restricted shares shall cease on such Termination Date, and any then un-vested New Options shall terminate (with the then-vested New Options and options issued pursuant to prior agreements remaining vested and exerciseable for the remainder of their terms); and this occurrence may be a triggering event for purposes of the Forfeiture/Repurchase Right as to any then un-vested restricted shares issued to Executive under prior employment agreements. The Company shall pay the cash amounts provided for in this paragraph on the thirtieth (30th) day following Executive’s death, or if termination is due to Disability, within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any cash amounts provided for in this paragraph upon termination due to Disability, the Company shall pay such cash amounts within thirty (30) days after the date of such termination (but no later than the end of the calendar year in which such termination occurs).

          (d) In addition to the benefits provided for in this Section 12, the Company shall promptly arrange for and provide, at its expense, continued family medical and dental insurance substantially equivalent to that provided for senior officers of the Company, for the period of time during which the Executive would be entitled to COBRA coverage if the Executive had elected such coverage and had paid the applicable premiums. Executive shall be entitled to other or further continuation of group health plan benefits for the periods provided by law following the Termination Date if Executive makes the appropriate election and payments.
          (e) Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement.
     13. Expenses. The Company shall pay or reimburse Executive for all expenses that are reasonably incurred by him by reason of his employment relationship with the Company or in furtherance of his duties hereunder and such further expenses as may be authorized and approved by the Company from time to time.
     14. Facilities and Services. The Company shall furnish Executive with office space, secretarial and support staff, and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.
     15. Mitigation not Required. In the event this Agreement is terminated, Executive shall not be required to mitigate his losses or the amounts otherwise payable hereunder by seeking other employment or otherwise. Executive’s acceptance of any other employment shall not diminish or impair the amounts otherwise payable to Executive hereunder.
     16. Place of Performance. Executive shall perform his duties at such locations as Executive may reasonably choose. The Company shall reimburse Executive for the lease of 4105 East Madison Street, Suite 320, Seattle, Washington 98112, and should such lease terminate shall provide reimbursement for a similar lease entered into following consultation with the Board.
     17. Insurance and Indemnity. With respect to his service hereunder, the Company shall maintain, at its expense, customary directors’ and officers’ liability and errors and omissions insurance covering Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors of the Company, in an amount both deemed appropriate by Executive and available in the marketplace. To the extent such defense and indemnification are not fully and irrevocably provided by Company-supplied insurance, the Company shall defend and indemnify Executive, to the fullest extent permitted by law, from and against any liability asserted against or incurred by Executive (a) by reason of the fact that Executive is or was an officer, director, employee, or consultant of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other entity or enterprise or (b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. The Company’s obligations under this Section 17 shall survive the termination of Executive’s employment hereunder and any termination of this Agreement.

     18. Non-Competition
          (a) Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly in, any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question, provided, however, that interests in publicly-traded entities that constitute less than a five percent (5%) interest in such entities, and do not otherwise constitute control either directly or indirectly of such entities, which interests were acquired or are held for investment purposes, shall not be deemed to be a violation of this paragraph.
          (b) In addition, Executive agrees that, for a period of six months after the end of Executive’s employment by the Company (unless such employment is terminated due to a breach of the terms hereof by the Company in failing to pay to Executive all sums due him under the terms hereof or to honor any of its other obligations under this Agreement, in which event the following shall be inapplicable), Executive shall not (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of Executive’s employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of Executive’s employment at the Company.
          (c) Executive further agrees, for twelve months following the end of Executive’s employment by the Company (unless such employment is terminated due to a breach of the terms hereof by the Company in failing to pay to Executive all sums due him under the terms hereof or to honor any of its other obligations under this Agreement, in which event the following shall be inapplicable), to refrain from directly or indirectly soliciting Company’s collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.
          (d) Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 18 by Executive, and Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 18 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

     19. Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions he shall conceive or make either (a) after the Transition Date but during the Employment Period or (b) during the period of six months after the end of the Employment Period provided that, for this clause “b,” such discovery(ies), idea(s), concept(s) and/or invention(s) are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon the request and at the expense of the Company, Executive shall (i) make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and (ii) assign all such applications to the Company, or at its order, without additional payment by the Company except as provided below. Executive shall give the Company, its attorneys and solicitors, reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute such papers and do such things as shall be reasonably necessary to protect the rights of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include such actions as are reasonably necessary to aid the Company in the defense of its rights in the event of litigation. To the extent Executive’s actions referred to in this paragraph are performed after the end of Executive’s employment by the Company, the Company shall promptly compensate Executive for his time spent in or because of such activities at the rate of Five Hundred Dollars ($500.00) per hour; and such activities shall be scheduled in a manner reasonably convenient to Executive.
     20. Trade Secrets
          (a) In the course of the term of this Agreement, it is anticipated that Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries (“Confidential Material”). Executive recognizes and acknowledges that included within the Confidential Material are the following as they may specifically relate or be applicable to the Company’s business or technology, or to current or specifically contemplated future drug delivery products or services: the Company’s confidential commercial information, technology, formulations, and know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Company’s business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by Executive or others) which are in the possession or under the control of Executive. Executive shall not be deemed to have breached this Section 20 if

Executive is compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material.
          (b) Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 20 by Executive, and Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 20 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.
     21. Payment and Other Provisions After Change of Control
          (a) No Cause, etc. In the event Executive’s employment with the Company is terminated either by the Company or by Executive (other than because of Executive’s death or Disability) following the occurrence of a Change of Control and such termination is without Cause if by the Company, or for Good Reason if by Executive, and the date of such termination is prior to January 1, 2014 and within one year following the occurrence of such Change of Control, then Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 12 hereof, salary, expense reimbursement, and pay for unused vacation time through the termination date and, in addition, the following:
               (i) Additional Amount Based on Base Salary: A lump-sum amount equal to the greater of: (a) twelve (12) months of Executive’s specified base salary hereunder, and (b) the lesser of (x) the balance of Executive’s specified base salary hereunder to December 31, 2013, and (y) payment of the equivalent of 36 months of Executive’s specified base salary;
               (ii) Incentive Cash Compensation: The amount of Executive’s incentive cash compensation for the fiscal year in which the date of termination occurs (determined at the maximum annual rate provided for above but on a pro-rated basis based on the portion of the fiscal year elapsed prior to the termination) plus an additional lump-sum amount equal to the maximum annual incentive cash compensation provided for in Section 5 above; and
               (iii) Other Benefits. Notwithstanding the vesting and/or exerciseability provisions otherwise applicable to the New Options and/or to any unvested stock options issued pursuant to any prior agreement(s) between Executive and the Company and the vesting and restriction provisions applicable to any then unvested restricted shares, all such stock options shall be fully vested and exercisable, and all such restricted shares shall be fully vested upon a Change of Control and, in the case of the options, shall remain exercisable for the remainder(s) of their term(s); and
               (iv) Medical. The Company shall promptly arrange for and provide, at its expense, continued family medical and dental insurance substantially equivalent to that provided for senior officers of the Company, for the period of time during which the Executive would be entitled to COBRA coverage if the Executive had elected such coverage and had paid the applicable premiums. Executive shall be entitled to other or further continuation of group health plan benefits for the periods provided by law following the Termination Date if Executive makes the appropriate election and

The Company shall pay the cash amounts provided for in this Section 21(a) within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs).
          (b) Cause, etc. In the event Executive’s employment with the Company is terminated either by the Company or by Executive (other than because of Executive’s death or Disability) following the occurrence of a Change of Control and such termination is for Cause if by the Company, or without Good Reason if by Executive, and the date of such termination is prior to January 1, 2014 and within one year following the occurrence of such Change of Control, then Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 12 hereof, salary, expense reimbursement, and pay for unused vacation time through the termination date and, in addition, the following:
               (i) Incentive Cash Compensation: The amount of Executive’s incentive cash compensation for the fiscal year in which the date of termination occurs (determined at the maximum annual rate provided for above but on a pro-rated basis based on the portion of the fiscal year elapsed prior to the termination); and
               (ii) Other Benefits. Notwithstanding the vesting and/or exerciseability provisions otherwise applicable to the New Options and/or to any unvested stock options issued pursuant to any prior agreement(s) between Executive and the Company and the vesting and restriction provisions applicable to any then unvested restricted shares, all such stock options shall be fully vested and exercisable, and all such restricted shares shall be fully vested upon a Change of Control and, in the case of the options, shall remain exercisable for the remainder(s) of their term(s).
The Company shall pay the cash amounts provided for in this Section 21(b) within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs).
          (c) Definition. For purposes of this Agreement, the term “Change of Control” shall mean:
                    (i) The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision) (any of the foregoing hereafter a “Person”) of 40% or more of either (a) the then outstanding shares of Capital Stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that such an acquisition by one of the following shall not constitute a change of control: (1) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 40% or more of the Voting Securities or (3) any corporation with respect to which, following such acquisition, more than 60% of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or
                    (ii) Individuals who, as of the Transition Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Transition Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or
                    (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly of indirectly, in substantially the same proportions, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or
                    (iv) A complete liquidation or dissolution of the Company; or
                    (v) A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities Immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.
          (d) Gross-Up. In the event that (i) Executive becomes entitled to any payments or benefits in connection with a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as defined in Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended, or a substantially similar successor provision) (a “409A Change in Control”) or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or otherwise (collectively, the “Total Benefits”), and (ii) any of the Total Benefits will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or a substantially similar successor provision (the “Excise Tax”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive from the Gross-Up Payment, after the payment of all taxes on the Gross-Up Payment (including but not limited to income, excise and employment taxes and any interest and penalties imposed with respect to all such taxes), is equal to the Excise Tax on the Total Benefits. For purposes of this Section 21(d), Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence (or of such jurisdiction(s) as may apply income taxation to Executive’s income) at the time the Gross-Up Payment is made. Any Gross-Up Payment made pursuant to this paragraph solely on account of a 409A Change in Control shall be made on the thirtieth (30th) day following the date of such 409A Change in Control, and any Gross-Up Payment made pursuant to this paragraph due to the termination of Executive’s employment shall be made within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs). Executive hereby acknowledges that there are no payments which are to be made to Executive pursuant to this Agreement upon a Change of Control (other than any Gross-Up Payment payable pursuant to this Section 21) unless Executive’s employment with the Company is terminated as described in Section 21(a) and 21(b) hereof.
          (e) Determinations. All determinations required to be made under Section 21(d) shall be made by tax counsel selected by Executive and reasonably acceptable to the Company (“Tax Counsel”), which determinations shall be conclusive and binding on the Company and on Executive absent manifest error. Prior to any determination of the amount of any Gross-Up Payment payable pursuant to Section 21(d), Tax Counsel shall provide Executive and the Company with a report setting forth its calculations and containing related supporting information. All fees and expenses of Tax Counsel shall be borne solely by the Company. In the event that, after a Gross-Up Payment is made pursuant to Section 21(d), it is determined that the Excise Tax on the Total Benefits and/or the taxes on the Gross-Up Payment exceeds the amount theretofore taken into account hereunder, the Company shall, on the thirtieth (30th) day following the date of such determination, make an additional Gross-Up Payment (which shall be calculated by Tax Counsel as set forth herein) to Executive in respect of such excess (plus any associated interest, penalties or additions payable by Executive to the Internal Revenue Service or any other federal, state, local or foreign taxing authority).
     22. Payment of Certain Costs of Executive. Promptly from time to time the Company shall pay directly (or promptly reimburse Executive to the extent Executive shall have paid) all reasonable actual legal, accounting, and other fees and expenses that are or shall have been:
          (a) Incurred by Executive in connection with his employment arrangements with the Company, including, without limitation, in the preparation, revision, and/or negotiation of this Agreement and/or
          (b) Incurred by Executive as a result of a bona fide dispute regarding the application of any provision of this Agreement or other aspect of the employment relationship, including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 280G of the Tax Laws to any payment or benefit provided to Executive.

Such payments shall be made within thirty (30) business days after delivery to the Company of Executive’s respective written requests for payment accompanied by evidence of fees and expenses incurred by Executive.
     23. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered (including by regular messenger service, signature required) or sent by registered or certified mail, return receipt requested, to both his office and his residence, in the case of notices directed to Executive, or to its principal office, Attn: Chief Financial Officer, in the case of notices directed to the Company, or to such other address and/or addressee as the party to whom such notice is directed shall have designated for this purpose by notice to the other in accordance with this paragraph. Such notices shall be effective upon personal delivery or three days after mailing.
     24. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (it being acknowledged, however, that other agreements between Executive and the Company remain effective as to closely related matters). This Agreement may not be changed orally but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect or in any instance shall not be deemed a waiver of any further or future rights or of such rights in other instances.
     25. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any transferee of all or substantially all of the Company’s business or properties. Executive’s rights hereunder are personal to and shall not be transferable nor assignable by Executive.
     26. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     27. Governing Law; Arbitration. This agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Washington applicable to contracts made and to be performed wholly within such state. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgement upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in King County, Washington or in such other place as the parties hereto may agree.
     28. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, instruments, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.
     29. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     30. Section 409A. The Executive and the Company intend that any compensation under this Agreement shall be paid in compliance with Section 409A of the Internal Revenue Code such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding any other provisions of this Agreement to the contrary, any payment or benefits otherwise due to the Executive upon the Executive’s termination from employment with the Company shall not be made until such termination from employment constitutes a “Separation from Service”, as such term is defined under Section 409A of the Internal Revenue Code. This provisions shall have no effect on payments or benefits otherwise due or payable to the Executive or on the Executive’s behalf, which are not on account of the Executive’s termination from employment with the Company, including as a result of the Executive’s death. Furthermore, if the Company reasonably determines that the Executive is a “Specified Employee” as defined by Section 409A, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to the Executive earlier than six months after the date of termination of Executive’s employment if such payment would violate Section 409A and the regulations issued thereunder, and such payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the termination of Executive’s employment
     31. Counterparts. This Agreement may be executed in counterparts, and both counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.
     IN WITNESS WHEREOF, NASTECH PHARMACEUTICAL COMPANY INC. has caused this instrument to be signed by a duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

Company:	MDRNA, INC

	By:	/s/ Bruce R. Thaw

Print name: Bruce R. Thaw

Print title: Lead Independent Director and Authorized Signatory

Executive:		/s/ Steven C. Quay, M.D., Ph.D.

Steven C. Quay, M.D., Ph.D.